Exhibit 99

SLB Announces Fourth-Quarter and Full-Year 2022 Results

•	Fourth-quarter revenue of $7.9 billion increased 5% sequentially and 27% year on year

•	Fourth-quarter GAAP EPS of $0.74 increased 17% sequentially and 76% year on year

•	Fourth-quarter EPS, excluding charges and credits, of $0.71 increased 13% sequentially and 73% year on year

•	Fourth-quarter cash flow from operations was $1.6 billion and free cash flow was $0.9 billion

•	Board approved a 43% increase in quarterly cash dividend to $0.25 per share

•	Full-year revenue of $28.1 billion increased 23% year on year

•	Full-year GAAP EPS of $2.39 increased 81% year on year

•	Full-year EPS, excluding charges and credits, of $2.18 increased 70% year on year

•	Full-year net income attributable to SLB of $3.4 billion increased 83% year on year

•	Full-year adjusted EBITDA of $6.5 billion increased 31% year on year

•	Full-year cash flow from operations was $3.7 billion

HOUSTON, January 20, 2023—SLB (NYSE: SLB) today announced results for the fourth-quarter and full-year 2022.

Fourth-Quarter Results

(Stated in millions, except per share amounts)

	Three Months Ended			Change
	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021	Sequential	Year-on-year
Revenue	$7,879	$7,477	$6,225	5%	27%
Income before taxes - GAAP basis	$1,347	$1,134	$755	19%	78%
Income before taxes margin - GAAP basis	17.1%	15.2%	12.1%	192 bps	495 bps
Net income attributable to SLB - GAAP basis	$1,065	$907	$601	17%	77%
Diluted EPS - GAAP basis	$0.74	$0.63	$0.42	17%	76%

Adjusted EBITDA*	$1,921	$1,756	$1,381	9%	39%
Adjusted EBITDA margin*	24.4%	23.5%	22.2%	89 bps	219 bps
Pretax segment operating income*	$1,557	$1,400	$986	11%	58%
Pretax segment operating margin*	19.8%	18.7%	15.8%	104 bps	393 bps
Net income attributable to SLB, excluding charges & credits*	$1,026	$907	$587	13%	75%
Diluted EPS, excluding charges & credits*	$0.71	$0.63	$0.41	13%	73%

Revenue by Geography
International	$6,194	$5,881	$4,898	5%	26%
North America	1,633	1,543	1,281	6%	27%
Other	52	53	46	n/m	n/m

	$7,879	$7,477	$6,225	5%	27%

*	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions”, and “Supplemental Information” for details.

n/m = not meaningful

				(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021	Sequential	Year-on-year
Revenue by Division
Digital & Integration	$1,012	$900	$889	12%	14%
Reservoir Performance	1,554	1,456	1,287	7%	21%
Well Construction	3,229	3,084	2,388	5%	35%
Production Systems	2,215	2,150	1,765	3%	26%
Other	(132)	(113)	(104)	n/m	n/m

	$7,879	$7,477	$6,225	5%	27%

Pretax Operating Income by Division
Digital & Integration	$382	$305	$335	25%	14%
Reservoir Performance	282	244	200	16%	41%
Well Construction	679	664	368	2%	85%
Production Systems	238	224	159	6%	49%
Other	(24)	(37)	(76)	n/m	n/m

	$1,557	$1,400	$986	11%	58%

Pretax Operating Margin by Division
Digital & Integration	37.7%	33.9%	37.7%	386 bps	-2 bps
Reservoir Performance	18.2%	16.7%	15.5%	146 bps	265 bps
Well Construction	21.0%	21.5%	15.4%	-50 bps	564 bps
Production Systems	10.8%	10.4%	9.0%	32 bps	173 bps
Other	n/m	n/m	n/m	n/m	n/m

	19.8%	18.7%	15.8%	104 bps	393 bps

n/m = not meaningful

SLB CEO Olivier Le Peuch commented, “We delivered strong fourth-quarter results and concluded a remarkable year for SLB with great success. Revenue grew across all Divisions and geographical areas, with robust year-end sales in digital and particularly strong service activity offshore and in the Middle East where we witnessed a significant inflection as capacity expansion projects mobilized.

“Sequentially, fourth-quarter revenue grew 5%; EPS, excluding charges and credits, expanded to $0.71; and adjusted EBITDA margins grew to 24.4%—219 basis points (bps) higher than the same quarter last year—exceeding our target exit rate. More importantly, fourth-quarter pretax segment operating margins and EPS were the highest since 2015, reflecting our enhanced earnings power and potential as activity growth momentum is sustained through the next few years.

An Outstanding Year of Success with Significant Tailwinds

“We concluded the year with 23% growth in revenue; 70% growth in EPS, excluding charges and credits; adjusted EBITDA margin expansion of 152 bps; cash flow from operations of $3.7 billion; and 13% ROCE, its highest level since 2014.

“Overall, 2022 was transformative for SLB as we set new safety, operational, and performance benchmarks for our customers and strengthened our market position both internationally and in North America. We launched our bold new brand identity, reinforcing our leadership position in energy technology, digital, and sustainability, and demonstrated our ability to deliver superior earnings in this early phase of a structural upcycle in energy.

“In North America, we seized the growth cycle throughout the year, increased our pretax operating margins close to 600 bps, and almost doubled our pretax operating income. We effectively harnessed our refocused portfolio, fit-for-basin technology, and performance differentiation to gain greater market access and improved pricing, particularly in the drilling markets where we significantly outperformed rig count growth. Today, we have built one of the highest-quality oilfield services and equipment businesses in North America through the implementation of our returns-focused strategy.

“In the international markets, after a first half of the year that was impacted by geopolitical conflict and supply chain bottlenecks, activity began to visibly inflect in the second half of the year, resulting in full year revenue growth of 20% and margin expansion of more than 150 bps. We laid the foundation for further growth and margin expansion through pricing improvements and a solid pipeline of incremental contract awards. In the Middle East, SLB is well positioned to be a key beneficiary of this visible market expansion, and we expect record levels of upstream investment by NOCs to continue in the next few years. During the year, we secured a sizeable share of tender awards in the region, driven by our differentiated performance, fit-for-purpose technology, and best-in-class local content. Similarly, across offshore basins, we continue to consolidate our advantaged position with new contract awards, particularly in Latin America and Africa.

“In this context, our investments in capex and inventory increased as we exited the year in support of new international and offshore project mobilizations. These factors, combined with lower-than-expected year-end collections, resulted in free cash flow reducing to $0.9 billion for the fourth quarter. Despite these effects, we continued to strengthen our balance sheet during the quarter by reducing both net and gross debt.

“Beyond our financial results, we made significant progress in our sustainability initiatives during the year. We reduced our Scope 1 and 2 carbon emissions intensity and launched several new Transition Technologies* to support the decarbonization of oil and gas. Our Transition Technologies portfolio revenue grew more than 30% year on year, and we project it will cross the $1 billion revenue mark in 2023.

“Finally, we initiated increased returns to shareholders, demonstrating confidence in our strategy, our financial outperformance, and our commitment to superior returns. We increased our dividend by 40% in April 2022, followed by a further 43% increase today, and we resumed our share buyback program this month.

“I am extremely proud of our full-year results, and I would like to extend my thanks to the entire team for their outstanding performance.”

Primed for Strong Growth and Returns—A Distinctive New Phase in the Upcycle

Le Peuch said, “The fourth quarter affirmed a distinctive new phase in the upcycle. In the Middle East, revenue increased by double digits sequentially, with growth in Saudi Arabia, Iraq, and the United Arab Emirates in the solid teens, affirming the much-anticipated acceleration of activity in the region.

Offshore activity continued to strengthen, partially offset by seasonality in the Northern Hemisphere. In North America, US land rig count remains at robust levels, although the pace of growth is moderating. Additionally, pricing continues to trend favorably, extending beyond North America and into the international regions, supported by new technology and very tight equipment and service capacity in certain markets.

“These activity dynamics, improved pricing, and our commercial success—particularly in the Middle East, offshore, and North American markets—combine to set a very strong foundation for outperformance in 2023.

“Looking ahead, we believe the macro backdrop and market fundamentals that underpin a strong multi-year upcycle for energy remain very compelling in oil and gas and in low-carbon energy resources. First, oil and gas demand is forecast by the International Energy Agency (IEA) to grow by 1.9 million barrels per day in 2023 despite concerns for a potential economic slowdown in certain regions. In parallel, markets remain very tightly supplied. Second, energy security is prompting a sense of urgency to make further investments to ensure capacity expansion and diversity of supply. And third, the secular trends of digital and decarbonization are set to accelerate with significant digital technology advancements, favorable government policy support, and increased spending on low-carbon initiatives and resources.

“Based on these factors, global upstream spending projections continue to trend positively. Activity growth is expected to be broad-based, marked by an acceleration in international basins. These positive activity dynamics will be amplified by higher service pricing and tighter service sector capacity. The impact of loosening COVID-19 restrictions and an earlier than expected reopening of China could support further upside potential over 2023.

“Overall, the combination of these effects will result in a very favorable mix for SLB with significant growth opportunities in our Core, Digital, and New Energy. We expect another year of very strong growth and margin expansion. We have a clear strategy, an advantaged portfolio, and the right team in place to drive our business forward. I look forward to another successful year for our customers and our shareholders.”

Other Events

On October 26, 2022, SLB announced it entered into an agreement to acquire Gyrodata Incorporated, a global company specializing in gyroscopic wellbore positioning and survey technology. The acquisition will integrate Gyrodata’s wellbore placement and surveying technologies within SLB’s Well Construction business, to bring customers innovative drilling solutions. The transaction is subject to regulatory approvals and is expected to close in the first quarter of 2023.

In December 2022, SLB repurchased $804 million of its outstanding notes, consisting of $395 million of 3.75% Senior Notes due 2024 and $409 million of 4.00% Senior Notes due 2025.

On January 19, 2023, SLB’s Board of Directors approved a 43% increase in SLB’s quarterly cash dividend from $0.175 per share of outstanding common stock to $0.25 per share, beginning with the dividend payable on April 6, 2023, to stockholders of record on February 8, 2023.

Fourth-Quarter Revenue by Geographical Area

				(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021	Sequential	Year-on-year
North America	$1,633	$1,543	$1,281	6%	27%
Latin America	1,619	1,508	1,204	7%	34%
Europe/CIS/Africa	2,067	2,039	1,587	1%	30%
Middle East & Asia	2,508	2,334	2,107	7%	19%
Eliminations & other	52	53	46	n/m	n/m

	$7,879	$7,477	$6,225	5%	27%

International	$6,194	$5,881	$4,898	5%	26%
North America	$1,633	$1,543	$1,281	6%	27%

n/m = not meaningful

International

Revenue in Latin America of $1.6 billion increased 7% sequentially due to higher Well Construction revenue from increased drilling activity and improved pricing, mainly in Mexico and Brazil. Increased Production Systems sales in Brazil and higher APS project activity in Ecuador also contributed to the sequential revenue growth. Year on year, revenue grew 34% due to higher drilling activity and increased pricing across the area. Higher APS project activity in Ecuador, increased stimulation and drilling activity in Argentina, and higher Production Systems sales and drilling in Brazil also contributed to the year-on-year revenue growth.

Europe/CIS/Africa revenue of $2.1 billion increased 1% sequentially due to strong activity across all Divisions in Africa, mainly in Angola, Central & East Africa, and higher reservoir evaluation and intervention activity in the Caspian, Azerbaijan, and Turkmenistan. These increases, however, were almost fully offset by activity declines in Russia, Scandinavia, and Europe due to the onset of seasonal effects. Compared to the same quarter last year, revenue grew 30% due to strong Well Construction activity and improved pricing across the area, higher Production Systems sales in Europe and Scandinavia, and activity increases in Africa across Divisions.

Revenue in the Middle East & Asia of $2.5 billion increased 7% sequentially mainly due to double-digit growth across the Middle East, primarily in Saudi Arabia, the United Arab Emirates, Iraq, and Qatar, from strong activity led by Well Construction and Production Systems. Asia was sequentially flat as revenue growth in East Asia, India, and Australia was offset by declines in Indonesia and China, with the latter due to the onset of seasonal effects. Year on year, revenue increased 19% due to increased activity across Divisions in Asia and higher activity from new projects in the Middle East—notably, increased drilling and stimulation activity in Saudi Arabia, the United Arab Emirates, Iraq, and Qatar.

North America

North America revenue of $1.6 billion increased 6% sequentially driven by strong year-end exploration data licensing sales in the US Gulf of Mexico boosting North America offshore revenue. US land revenue increased sequentially due to drilling revenue growth, which outperformed the rig count growth.

Compared to the same quarter last year, North America revenue grew 27%. All Divisions experienced significant year-on-year revenue growth, led by Well Construction and Production Systems.

Fourth-Quarter Results by Division

Digital & Integration

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021	Sequential	Year-on-year
Revenue
International	$723	$671	$624	8%	16%
North America	288	229	263	26%	9%
Other	1	—	2	n/m	n/m

	$1,012	$900	$889	12%	14%

Pretax operating income	$382	$305	$335	25%	14%
Pretax operating margin	37.7%	33.9%	37.7%	386 bps	-2 bps

n/m = not meaningful

Digital & Integration revenue of $1.0 billion increased 12% sequentially, propelled by year-end exploration data licensing sales in the Gulf of Mexico and Africa; increased APS project activity in Ecuador; and higher digital sales in Europe, Africa, and Latin America.

Year on year, revenue growth of 14% was driven primarily by higher APS project revenue in Ecuador and increased exploration data and digital sales both in North America and internationally.

Digital & Integration pretax operating margin of 38% expanded 386 bps sequentially, due to improved profitability in exploration data licensing and digital solutions. Year on year, pretax operating margin was essentially flat.

Reservoir Performance

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021	Sequential	Year-on-year
Revenue
International	$1,430	$1,335	$1,194	7%	20%
North America	123	119	92	3%	33%
Other	1	2	1	n/m	n/m

	$1,554	$1,456	$1,287	7%	21%

Pretax operating income	$282	$244	$200	16%	41%
Pretax operating margin	18.2%	16.7%	15.5%	146 bps	265 bps

n/m = not meaningful

Reservoir Performance revenue of $1.6 billion increased 7% sequentially from new stimulation and intervention projects and activity gains in the Middle East, mainly in Saudi Arabia; intervention activity in the Caspian; and higher exploration evaluation activity as a result of new technology adoption in Europe and Africa, primarily in offshore Scandinavia, Angola, and Ivory Coast.

Year on year, revenue growth of 21% was broad, with double-digit growth across all areas due to increased activity. The revenue growth was led by the Middle East & Asia, which grew 22%. Intervention and stimulation services experienced double-digit growth, both on land and offshore.

Reservoir Performance pretax operating margin of 18% expanded 146 bps sequentially. Profitability was boosted by higher offshore and exploration activity, mainly in Africa, and strong development activity, particularly in US land, and in the Middle East & Asia. Year on year, pretax operating margin expanded 265 bps, with profitability improving both in evaluation and intervention, and geographically improving in US land, Asia, Africa, and Latin America.

Well Construction

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021	Sequential	Year-on-year
Revenue
International	$2,522	$2,406	$1,901	5%	33%
North America	652	621	441	5%	48%
Other	55	57	46	n/m	n/m

	$3,229	$3,084	$2,388	5%	35%

Pretax operating income	$679	$664	$368	2%	85%
Pretax operating margin	21.0%	21.5%	15.4%	-50 bps	564 bps

n/m = not meaningful

Well Construction revenue of $3.2 billion increased 5% sequentially, outperforming global rig count growth due to strong activity from new projects and solid pricing improvements internationally, particularly in the Middle East & Asia and Latin America. Revenue growth in the Middle East was particularly strong in Saudi Arabia and Qatar, while in Latin America, drilling activity increased mainly in Brazil and Mexico. Europe/CIS/Africa was flat as strong growth in Africa—mainly in Angola, Gabon, Namibia, and South Africa—was offset by seasonal effects in the Northern Hemisphere. In North America, sequential revenue growth outpaced the rig count increase in US land. All business lines, which include measurement, drilling, fluids, and equipment, posted sequential increases, with equipment reporting double-digit growth during the quarter.

Year on year, revenue growth of 35% was driven by strong activity and solid pricing improvements, led by Latin America, which grew 54%, and North America which increased 48%. Europe/CIS/Africa revenue increased 29% while Middle East & Asia revenue grew 24% year on year. High double-digit growth was recorded across the Division’s business lines led by drilling fluids and measurements—both on land and offshore.

Well Construction pretax operating margin of 21% contracted 50 bps sequentially, as improved profitability from increasing activity in the Middle East & Asia, North America, and Latin America was

more than offset by the onset of seasonal effects in the Northern Hemisphere. Year on year, pretax operating margin expanded 564 bps, with profitability improving across all areas, driven by higher activity and improved pricing.

Production Systems

	(Stated in millions)
	Three Months Ended			Change
	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021	Sequential	Year-on-year
Revenue
International	$1,638	$1,569	$1,278	4%	28%
North America	575	578	484	-1%	19%
Other	2	3	3	n/m	n/m

	$2,215	$2,150	$1,765	3%	26%

Pretax operating income	$238	$224	$159	6%	49%
Pretax operating margin	10.8%	10.4%	9.0%	32 bps	173 bps

n/m = not meaningful

Production Systems revenue of $2.2 billion increased 3% sequentially on higher international sales of artificial lift, completions, and midstream production systems, partially offset by reduced sales of valves and subsea production systems. International revenue was boosted by double-digit growth in the Middle East & Asia, particularly in Saudi Arabia, the United Arab Emirates, Iraq, East Asia, and Australia; and in Latin America, mainly in Brazil, Mexico, and Guyana.

Year on year, double-digit revenue growth of 26% was driven by new projects and increased product deliveries mainly in Europe/CIS/Africa, North America, and Latin America.

Production Systems pretax operating margin of 11% in the quarter expanded 32 bps sequentially due to a more favorable revenue mix. Year on year, pretax operating margin expanded 173 bps driven by higher sales and execution efficiency as supply chain and logistics constraints eased.

Quarterly Highlights

CORE

Contract Awards

As the strong growth cycle in oil and gas advances, SLB continues to secure new contracts in North America and internationally, particularly in offshore basins and the Middle East. During the quarter, SLB secured the following notable projects:

•

Abu Dhabi National Oil Company (ADNOC) awarded SLB a $1.4 billion framework agreement for integrated drilling fluids services to support onshore and offshore production over the next five years. The services include drilling fluids, liquid mud plants, personnel, and waste management. The agreement builds on existing SLB contributions to ADNOC’s vision to expand lower-cost, lower-carbon production and supports the acceleration of its production capacity target of five million barrels of oil per day by 2027.

•

In Malaysia, Sarawak Shell Berhad awarded SLB a long-term integrated drilling services (LTIDS) contract for exploration and development of offshore wells. The LTIDS will deliver solutions via technology, synergy, and simplification of processes across multiple business lines with a contract scope that encompasses drilling services and products inclusive of drilling and measurement, electrical wireline, drilling fluids, solids control, cementing, casing drilling, bits, mud logging, and management of third-party subcontractors. SLB will leverage its sustainability portfolio to help Shell deliver cleaner well operations in complex environments.

•

Offshore Angola, Azule Energy awarded SLB a contract for integrated completions in Block 15/06, including Agogo Field wells. This full-field development plan uses a completion design for these producing and injection wells that includes fit-for-purpose technologies suited for the deepwater environment, such as Alternate Path®† sand screens, FORTRESS* premium isolation valves, BluePack* production packers, Metris Extreme* high-pressure and high-temperature permanent pressure testing gauges, and a deep-set TRC-II* tubing-retrievable charged safety valve.

•

In the UK, Equinor awarded SLB a four-year contract extension to continue support for Mariner Field development in the North Sea. The integrated drilling and well services contract includes drilling, measurement, electric wireline logging, drilling and completions fluids, solids control, cementing, completions, and electrical submersible pump systems, together with engineering and project management. Including delivery of more than 20 wells over the four years, the contract extension builds on the collaboration between Equinor and SLB and the implementation of well construction technologies and digital solutions that have enabled highest achievements in safety, performance, and sustainability in Mariner Field.

•

Offshore Trinidad and Tobago, bp awarded to Subsea Integration Alliance a large contract for its Cypre project, a two-phase liquid natural gas tieback. The contract scope covers the engineering, procurement, construction, and installation (EPCI) of the subsea production systems and subsea pipelines. The award represents Subsea Integration Alliance’s first fully integrated EPCI single contract with bp and the alliance’s first development in the Caribbean nation.

•

In India, Cairn Oil & Gas, Vedanta Limited awarded SLB a $400 million contract to provide integrated services on its Rajasthan block over a five-year period. The scope of work encompasses 14 services from across all four of SLB’s Divisions, with the objective of improving efficiency in the intervention and workover space, thereby boosting production from the block.

Oil & Gas Decarbonization, New Technology, and Performance

SLB continues to develop and deploy innovative technologies that lower operational emissions and environmental impact in reservoir evaluation, well construction, production, and integrated operations for customers globally. Customer adoption of SLB technology is accelerating and continues to significantly impact performance leading to more efficient operations, lower carbon emissions, and higher returns for our customers. Notable highlights include:

•

In the US’ Midland Basin, Pioneer Natural Resources successfully deployed novel SLB cement-free slurry technology on an 18-well field testing campaign. This pilot in North America resulted in the complete elimination of Portland cement from slurry designs, offering a unique opportunity for the oilfield industry to substantially decrease CO2 emissions related to well construction. In addition to aligning with Pioneer’s objective to lead in environmental stewardship through proactive measures, the field trials validated the ability of the technology to fit within standard oilfield cementing workflows without major changes to the design process, onsite execution, or post-job evaluation. This innovative SLB solution will be available to customers later this year to help lower oilfield operations emissions and achieve net-zero objectives.

•

The SLB fit-for-basin frac plug portfolio achieved significant global market adoption milestones. The FracXion Micro* fully composite frac plugs eclipsed 100,000 installations. The full portfolio of ReacXion* fully dissolvable frac plugs, an SLB footprint-reducing technology, achieved 50,000 installations and lowered operators’ CO2e emissions by reducing diesel consumption by an estimated 5.7 million liters. These technologies represent how SLB creates new opportunities by understanding customer needs to amplify our sustainability impact and reduce our customers’ cost to operate.

•

In Saudi Arabia, during November 2022 and working in collaboration with Saudi Aramco Unconventional Resources, SLB’s integrated fracturing services team exceeded previous SLB records for stages and pumping hours per month by 19%. This was achieved through applying latest technologies, best field practices, and close collaboration between Saudi Aramco and SLB. This level of efficiency rivals that of the most efficient fracturing crews in North America. Additionally, real-time job visibility and digitalization of SLB maintenance operations increased asset efficiency and reliability while reducing carbon footprint.

•

Offshore Norway, the Well Intervention and Stimulation Alliance comprising Aker BP, StimWell Services, and SLB conducted the world’s first successful wireline and slickline autonomous operations. These are examples of the SLB Neuro* autonomous solutions, which offer enhanced technologies for improved well economics with repeatability, reliability, and reduced carbon. The automatic conveyance and spooling technology functions without user intervention and matches the performance achieved by experienced operators for safe and efficient execution. The system is now successfully integrated into routine wireline and slickline operations for the Well Intervention and Stimulation Alliance.

DIGITAL

Customers are increasingly choosing to leverage SLB’s portfolio of digital products and services to drive transformation, improve efficiency, and elevate productivity.

•

In Brazil, Petrobras has awarded SLB a five-year contract to deploy digital solutions for E&P integrated workflows across the board with AI and machine-learning capabilities for more than 500 users. Enabled by the DELFI* cognitive E&P environment, the digital deployment will drive efficiency increases, innovation, and faster decision making to support Petrobras’ aggressive production development plans while helping to lower greenhouse gas emissions with proven reductions in processing time.

•

In Norway, Equinor awarded SLB a contract to deploy digital leak detection and virtual flow metering solutions for the multiphase production network during phase two of the Johan Sverdrup field. The SLB solution is based on the OLGA Online* production management system, which was selected by Equinor for its technical capabilities. The system will support early pipeline leak detection workflows and deliver accurate virtual flow metering solutions in a challenging technical and regulatory environment. The Johan Sverdrup field is an offshore oil discovery located in the Norwegian Continental Shelf and at plateau the field will produce 720,000 barrels of oil per day.

•

Kuwait Oil Company (KOC) Innovation & Technology Group, Information Management Team, collaborated with SLB to build an integrated digital workflow using the DELFI cognitive E&P environment to continuously monitor water production in a producing oil field, enabling KOC to avoid potential oil losses of 465,000 barrels. Conventional approaches were unable to detect changes in water cut quickly, preventing KOC engineers from taking timely action to avoid oil losses. A solution was implemented using DELFI Data Science, a package of AI and analytics solutions for energy workflows that includes embedded technology from Dataiku, the platform for everyday AI. The solution provides automated water cut estimation and prediction that is 5,400 times faster than the conventional method. This enables data-driven decision making to minimize oil loss with a few simple clicks that yield results in seconds. Based on the success of this project, KOC recommended full implementation of this solution.

NEW ENERGY

SLB’s domain expertise and experience in technology industrialization is helping to lead the energy transition. We continue to work with partners across various industries to innovate clean energy solutions for a balanced planet.

•

SLB and Linde entered into a strategic collaboration on carbon capture, utilization, and sequestration (CCUS) projects to accelerate decarbonization solutions across industrial and energy sectors. The collaboration will combine decades of experience in CO2 capture and sequestration; innovative technology portfolios; project development and execution expertise; and engineering, procurement, and construction (EPC) capabilities. CO2 is found or produced in many industrial and energy applications. This collaboration will focus on hydrogen and ammonia production, where CO2 is a by-product, and on natural gas processing. CCUS abates the emissions from these energy-intensive industries, creating new low-carbon energy sources and products. Using SLB and Linde’s global footprint across multiple sectors and industries, the collaboration will expand customer reach and will focus on designing business and operating models that maximize value for all stakeholders.

•

Genvia, the clean hydrogen technology venture of SLB, France’s CEA, and partners, was selected by the European Commission as part of the Important Project of Common European Interest in the hydrogen technology program (IPCEI-Hy2Tech). Genvia will receive up to 200 million euros from the French Government’s France 2030 fund as part of the program. The grant will be used to accelerate the time to market of Genvia high-performance electrolyzer technology.

•

SLB is collaborating with Oman’s Ministry of Energy and Minerals and the Oman Investment Authority in building a national strategy to develop the potential of Oman’s geothermal resources. This follows the completion of an extensive project to evaluate data from more than 7,000 oil, gas, and water wells, with the objective of mapping sweet spots for geothermal prospects in the country. The next phase will include assessment of the economic feasibility of the development of potential geothermal resources. This collaboration between the Ministry of Energy and Minerals, Oman Investment Authority, and SLB is in line with Oman’s efforts to decarbonize the energy sector, achieve its net zero goal, and implement Oman Vision 2040.

•

Celsius Energy, a venture of SLB’s New Energy business focused on heating and cooling solutions for buildings, was awarded a contract for one of the 10 largest geoenergy projects in Europe, where demand for low-carbon and locally sourced energy is rising. This project, based in the eastern region of France, will provide heating and cooling to dozens of buildings by combining geoenergy and waste heat from the world’s largest particle accelerator. Celsius Energy’s proprietary technology will enable the project to be completed with a limited drilling footprint of 174 bores and will leverage patented digital modeling and control capability for smart grid performance optimization.

FINANCIAL TABLES

Full-Year Results	(Stated in millions, except per share amounts)
	Twelve Months Ended
	Dec. 31, 2022	Dec. 31, 2021	Change
Revenue	$28,091	$22,929	23%
Income before taxes - GAAP basis	$4,271	$2,374	80%
Income before taxes margin - GAAP basis	15.2%	10.4%	485 bps
Net income attributable to SLB - GAAP basis	$3,441	$1,881	83%
Diluted EPS - GAAP basis	$2.39	$1.32	81%

Adjusted EBITDA*	$6,462	$4,925	31%
Adjusted EBITDA margin*	23.0%	21.5%	152 bps
Pretax segment operating income*	$5,011	$3,365	49%
Pretax segment operating margin*	17.8%	14.7%	316 bps
Net income attributable to SLB, excluding charges & credits*	$3,138	$1,831	71%
Diluted EPS, excluding charges & credits*	$2.18	$1.28	70%

Revenue by Geography
International	$21,895	$18,295	20%
North America	5,995	4,466	34%
Other	201	168	n/m

	$28,091	$22,929	23%

*	These are non-GAAP financial measures. See sections titled “Charges & Credits”, “Divisions”, and “Supplemental Information” for details.

n/m = not meaningful

Condensed Consolidated Statement of Income

	(Stated in millions, except per share amounts)
	Fourth Quarter		Twelve Months
Periods Ended December 31,	2022	2021	2022	2021
Revenue	$7,879	$6,225	$28,091	$22,929
Interest & other income, net (1)	174	57	610	148
Expenses
Cost of revenue	6,308	5,136	22,930	19,271
Research & engineering	178	145	634	554
General & administrative	99	109	376	339
Interest	121	137	490	539

Income before taxes (1)	$1,347	$755	$4,271	$2,374
Tax expense (1)	264	144	779	446

Net income (1)	$1,083	$611	$3,492	$1,928
Net income attributable to noncontrolling interest	18	10	51	47

Net income attributable to SLB (1)	$1,065	$601	$3,441	$1,881

Diluted earnings per share of SLB (1)	$0.74	$0.42	$2.39	$1.32

Average shares outstanding	1,420	1,403	1,416	1,400
Average shares outstanding assuming dilution	1,442	1,430	1,437	1,427

Depreciation & amortization included in expenses (2)	$549	$532	$2,147	$2,120

(1)	See section entitled “Charges & Credits” for details.
(2)	Includes depreciation of property, plant and equipment and amortization of intangible assets, exploration data costs and APS investments.

Condensed Consolidated Balance Sheet

	(Stated in millions)
	Dec. 31, 2022	Dec. 31, 2021
Assets
Current Assets
Cash and short-term investments	$2,894	$3,139
Receivables	7,032	5,315
Inventories	3,999	3,272
Other current assets	1,078	928

	15,003	12,654
Investment in affiliated companies	1,581	2,044
Fixed assets	6,607	6,429
Goodwill	12,982	12,990
Intangible assets	2,992	3,211
Other assets	3,970	4,183

	$43,135	$41,511

Liabilities and Equity
Current Liabilities
Accounts payable and accrued liabilities	$9,121	$8,382
Estimated liability for taxes on income	1,002	879
Short-term borrowings and current portion of long-term debt	1,632	909
Dividends payable	263	189

	12,018	10,359
Long-term debt	10,594	13,286
Postretirement benefits	165	231
Other liabilities	2,369	2,349

	25,146	26,225
Equity	17,989	15,286

	$43,135	$41,511

Liquidity

		(Stated in millions)
Components of Liquidity	Dec. 31, 2022	Sept. 30, 2022	Dec. 31, 2021
Cash and short-term investments	$2,894	$3,609	$3,139
Short-term borrowings and current portion of long-term debt	(1,632)	(899)	(909)
Long-term debt	(10,594)	(12,452)	(13,286)

Net Debt (1)	$(9,332)	$(9,742)	$(11,056)

Details of changes in liquidity follow:

	Twelve	Fourth	Twelve
	Months	Quarter	Months
Periods Ended December 31,	2022	2022	2021
Net income	$3,492	$1,083	$1,928
Charges and credits, net of tax (2)	(303)	(39)	(50)

	3,189	1,044	1,878
Depreciation and amortization (3)	2,147	549	2,120
Stock-based compensation expense	313	77	324
Change in working capital	(1,709)	105	(45)
US federal tax refund	—	—	477
Other	(220)	(161)	(103)

Cash flow from operations	3,720	1,614	4,651

Capital expenditures	(1,618)	(572)	(1,141)
APS investments	(587)	(167)	(474)
Exploration data capitalized	(97)	(20)	(39)

Free cash flow (4)	1,418	855	2,997

Dividends paid	(848)	(248)	(699)
Proceeds from employee stock plans	222	51	137
Business acquisitions and investments, net of cash acquired plus debt assumed	(58)	(13)	(103)
Proceeds from sale of Liberty shares	732	218	109
Proceeds from sale of ADC shares	223	223	—
Proceeds from sale of real estate	120	—	—
Purchases of Blue Chip Swap securities	(259)	(259)	—
Proceeds from sales of Blue Chip Swap securities	111	111	—
Taxes paid on net settled stock-based compensation awards	(93)	(1)	(24)
Other	(105)	14	(81)

Decrease in net debt before impact of changes in foreign exchange rates	1,463	951	2,336
Impact of changes in foreign exchange rates on net debt	261	(541)	488

Decrease in Net Debt	1,724	410	2,824
Net Debt, beginning of period	(11,056)	(9,742)	(13,880)

Net Debt, end of period	$(9,332)	$(9,332)	$(11,056)

(1)

“Net Debt” represents gross debt less cash and short-term investments. Management believes that Net Debt provides useful information regarding the level of SLB’s indebtedness by reflecting cash and investments that could be used to repay debt. Net Debt is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, total debt.

(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of property, plant and equipment and amortization of intangible assets, exploration data costs, and APS investments.
(4)

“Free cash flow” represents cash flow from operations less capital expenditures, APS investments, and exploration data costs capitalized. Management believes that free cash flow is an important liquidity measure for the company and that it is useful to investors and management as a measure of SLB’s ability to generate cash. Once business needs and obligations are met, this cash can be used to reinvest in the company for future growth or to return to shareholders through dividend payments or share repurchases. Free cash flow does not represent the residual cash flow available for discretionary expenditures. Free cash flow is a non-GAAP financial measure that should be considered in addition to, not as a substitute for or superior to, cash flow from operations.

Charges & Credits

In addition to financial results determined in accordance with US generally accepted accounting principles (GAAP), this fourth-quarter and full-year 2022 earnings release also includes non-GAAP financial measures (as defined under the SEC’s Regulation G). In addition to the non-GAAP financial measures discussed under “Liquidity”, net income, excluding charges & credits, as well as measures derived from it (including diluted EPS, excluding charges & credits; SLB Net income attributable to SLB, excluding charges & credits; effective tax rate, excluding charges & credits; and adjusted EBITDA) are non-GAAP financial measures. Management believes that the exclusion of charges & credits from these financial measures enables it to evaluate more effectively SLB’s operations period over period and to identify operating trends that could otherwise be masked by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of certain of these non-GAAP measures to the comparable GAAP measures. For a reconciliation of adjusted EBITDA to the comparable GAAP measure, please refer to the section titled “Supplementary Information” (Question 10).

	(Stated in millions, except per share amounts)
	Fourth Quarter 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Net income attributable to SLB (GAAP basis)	$1,347	$264	$18	$1,065	$0.74
Gain on ADC equity investment	(107)	(3)	—	(104)	(0.07)
Gain on sale of Liberty shares	(84)	(19)	—	(65)	(0.05)
Gain on repurchase of bonds	(11)	(2)	—	(9)	(0.01)
Loss on Blue Chip Swap transactions	139	—	—	139	0.10

Net income attributable to SLB, excluding charges & credits	$1,284	$240	$18	$1,026	$0.71

	Fourth Quarter 2021
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Net income attributable to SLB (GAAP basis)	$755	$144	$10	$601	$0.42
Gain on sale of Liberty shares	(28)	(4)	—	(24)	(0.02)
Early repayment of bonds (1)	10	—	—	10	0.01

Net income attributable to SLB, excluding charges & credits	$737	$140	$10	$587	$0.41

	(Stated in millions, except per share amounts)
	Twelve Months 2022
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS *
Net income attributable to SLB (GAAP basis)	$4,271	$779	$51	$3,441	$2.39
Fourth Quarter
Gain on ADC equity investment	(107)	(3)	—	(104)	(0.07)
Gain on sale of Liberty shares	(84)	(19)	—	(65)	(0.05)
Gain on repurchase of bonds	(11)	(2)	—	(9)	(0.01)
Loss on Blue Chip Swap transactions	139	—	—	139	0.10
Second Quarter
Gain on sale of Liberty shares	(215)	(14)	—	(201)	(0.14)
Gain on sale of certain real estate	(43)	(2)	—	(41)	(0.03)
First Quarter
Gain on sale of Liberty shares	(26)	(4)	—	(22)	(0.02)

Net income attributable to SLB, excluding charges & credits	$3,924	$735	$51	$3,138	$2.18

	Twelve Months 2021
	Pretax	Tax	Noncont. Interests	Net	Diluted EPS
Net income attributable to SLB (GAAP basis)	$2,374	$446	$47	$1,881	$1.32
Fourth Quarter
Gain on sale of Liberty shares	(28)	(4)	—	(24)	(0.02)
Early repayment of bonds (1)	10	—	—	10	0.01
Third Quarter
Unrealized gain on marketable securities	(47)	(11)	—	(36)	(0.03)

Net income attributable to SLB, excluding charges & credits	$2,309	$431	$47	$1,831	$1.28

*	Does not add due to rounding.

Unless otherwise noted, all Charges & Credits are classified in Interest & other income, net in the Condensed Consolidated Statement of Income.

(1)	Classified in Interest in the Condensed Consolidated Statement of Income.

Divisions

(Stated in millions)
	Three Months Ended
	Dec. 31, 2022		Sept. 30, 2022		Dec. 31, 2021
	Revenue	Income Before Taxes	Revenue	Income Before Taxes	Revenue	Income Before Taxes
Digital & Integration	$1,012	$382	$900	$305	$889	$335
Reservoir Performance	1,554	282	1,456	244	1,287	200
Well Construction	3,229	679	3,084	664	2,388	368
Production Systems	2,215	238	2,150	224	1,765	159
Eliminations & other	(131)	(24)	(113)	(37)	(104)	(76)

Pretax segment operating income		1,557		1,400		986
Corporate & other		(169)		(155)		(140)
Interest income(1)		14		8		14
Interest expense(1)		(118)		(119)		(123)
Charges & credits(2)		63		—		18

	$7,879	$1,347	$7,477	$1,134	$6,225	$755

(Stated in millions)
	Full Year 2022
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Income (4)	Adjusted EBITDA (5)	Capital Investments (6)
Digital & Integration	$3,725	$1,357	$504	$11	$1,872	$689
Reservoir Performance	5,553	881	386	(34)	1,233	478
Well Construction	11,397	2,202	524	(25)	2,701	687
Production Systems	7,862	748	311	(11)	1,047	346
Eliminations & other	(446)	(177)	271	(1)	95	102

		5,011	1,996	(60)	6,948	2,302
Corporate & other		(637)	151		(486)
Interest income (1)		27
Interest expense (1)		(477)
Charges & credits (2)		347

	$28,091	$4,271	$2,147	$(60)	$6,462	$2,302

(Stated in millions)
	Full Year 2021
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (4)	Adjusted EBITDA (5)	Capital Investments (6)
Digital & Integration	$3,290	$1,141	$446	$13	$1,600	$516
Reservoir Performance	4,599	648	415	—	1,063	348
Well Construction	8,706	1,195	537	1	1,733	424
Production Systems	6,710	634	302	—	936	267
Eliminations & other	(376)	(253)	269	(1)	15	99

		3,365	1,969	13	5,347	1,654
Corporate & other		(573)	151		(422)
Interest income (1)		31
Interest expense (1)		(514)
Charges & credits (2)		65

	$22,929	$2,374	$2,120	$13	$4,925	$1,654

(1)	Excludes amounts which are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of property, plant and equipment and amortization of intangible assets, APS, and exploration data costs.
(4)	Excludes interest income and interest expense recorded at the corporate level.
(5)	Adjusted EBITDA represents income before taxes excluding depreciation and amortization, interest income, interest expense and charges & credits.
(6)	Capital investments includes capital expenditures, APS investments, and exploration data costs capitalized.

	(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2022	Dec. 31, 2021	Change
Revenue
Digital & Integration	$3,725	$3,290	13%
Reservoir Performance	5,553	4,599	21%
Well Construction	11,397	8,706	31%
Production Systems	7,862	6,710	17%
Other	(446)	(376)	n/m

	$28,091	$22,929	23%

Pretax Segment Operating Income
Digital & Integration	$1,357	$1,141	19%
Reservoir Performance	881	648	36%
Well Construction	2,202	1,195	84%
Production Systems	748	634	18%
Other	(177)	(253)	n/m

	$5,011	$3,365	49%

Pretax Segment Operating Margin
Digital & Integration	36.4%	34.7%	177 bps
Reservoir Performance	15.9%	14.1%	177 bps
Well Construction	19.3%	13.7%	560 bps
Production Systems	9.5%	9.5%	6 bps
Other	n/m	n/m	n/m

	17.8%	14.7%	316 bps

Adjusted EBITDA
Digital & Integration	$1,872	$1,600	17%
Reservoir Performance	1,233	1,063	16%
Well Construction	2,701	1,733	56%
Production Systems	1,047	936	12%
Other	95	15	n/m

	$6,948	$5,347	30%
Corporate & other	(486)	(422)	n/m

	$6,462	$4,925	31%

Adjusted EBITDA Margin
Digital & Integration	50.3%	48.6%	165 bps
Reservoir Performance	22.2%	23.1%	-91 bps
Well Construction	23.7%	19.9%	380 bps
Production Systems	13.3%	14.0%	-63 bps
Other	n/m	n/m	n/m

	24.7%	23.3%	141 bps
Corporate & other	n/m	n/m	n/m

	23.0%	21.5%	152 bps

n/m = not meaningful

Geographical

(Stated in millions)
	Full Year 2022
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Income (4)	Adjusted EBITDA (5)
International	$21,895	$4,063	$1,433	$(71)	$5,425
North America	5,995	1,106	353	12	1,470
Eliminations & other	201	(158)	210	(1)	53

		5,011	1,996	(60)	6,948
Corporate & other		(637)	151		(486)
Interest income (1)		27
Interest expense (1)		(477)
Charges & credits (2)		347

	$28,091	$4,271	$2,147	$(60)	$6,462

(Stated in millions)
	Full Year 2021
	Revenue	Income Before Taxes	Depreciation and Amortization (3)	Net Interest Expense (4)	Adjusted EBITDA (5)
International	$18,295	$3,090	$1,353	$2	$4,445
North America	4,466	561	343	12	916
Eliminations & other	168	(286)	273	(1)	(14)

		3,365	1,969	13	5,347
Corporate & other		(573)	151		(422)
Interest income (1)		31
Interest expense (1)		(514)
Charges & credits (2)		65

	$22,929	$2,374	$2,120	$13	$4,925

((1)	Excludes amounts that are included in the segments’ results.
(2)	See section entitled “Charges & Credits” for details.
(3)	Includes depreciation of property, plant and equipment and amortization of intangible assets, APS, and exploration data costs.
(4)	Excludes interest income and interest expense recorded at the corporate level.
(5)	Adjusted EBITDA represents income before taxes excluding depreciation and amortization, interest income, interest expense and charges & credits.

(Stated in millions)
	Twelve Months Ended
	Dec. 31, 2022	Dec. 31, 2021	Change
Revenue
North America	$5,995	$4,466	34%
Latin America	5,661	4,459	27%
Europe/CIS/Africa	7,201	5,778	25%
Middle East & Asia	9,033	8,058	12%
Other	201	168	n/m

	$28,091	$22,929	23%

International	21,895	$18,295	20%
North America	5,995	4,466	34%
Other	201	168	n/m

	$28,091	$22,929	23%

Pretax Segment Operating Income
International	$4,063	$3,090	31%
North America	1,106	561	97%
Other	(158)	(286)	n/m

	$5,011	$3,366	49%

Pretax Segment Operating Income Margin
International	18.6%	16.9%	167 bps
North America	18.4%	12.6%	589 bps
Other	n/m	n/m	n/m

	17.8%	14.7%	316 bps

Adjusted EBITDA
International	$5,425	$4,445	22%
North America	1,470	916	61%
Other	53	(14)	n/m

	$6,948	$5,347	30%
Corporate & other	(486)	(423)	n/m

	$6,462	$4,925	31%

Adjusted EBITDA Margin
International	24.8%	24.3%	47 bps
North America	24.5%	20.5%	404 bps
Other	n/m	n/m	n/m

	24.7%	23.3%	142 bps
Corporate & other	n/m	n/m	n/m

	23.0%	21.5%	152 bps

n/m = not meaningful

Supplementary Information

Frequently Asked Questions

1)	What is the capital investment guidance for the full-year 2023?

Capital investment (composed of capex, exploration data costs, and APS investments) for the full-year 2023 is expected to be approximately $2.5 to $2.6 billion. Capital investment for the full-year 2022 was $2.3 billion.

2)	What were cash flow from operations and free cash flow for the fourth quarter of 2022?

Cash flow from operations for the fourth quarter of 2022 was $1.6 billion, and free cash flow was $0.9 billion.

3)	What were cash flow from operations and free cash flow for the full year 2022?

Cash flow from operations for the full year 2022 was $3.7 billion, and free cash flow was $1.4 billion.

4)	What was included in “Interest & other income, net” for the fourth quarter of 2022?

“Interest & other income, net” for the fourth quarter of 2022 was $174 million. This consisted as follows (in millions):

Gain on ADC equity investment*	$107
Gain on sale of Liberty shares*	84
Gain on repurchase of bonds*	11
Interest income	33
Earnings of equity method investments	78
Loss on Blue Chip Swap transactions*	(139)

$174

*	Refer to Question 12

5)	How did interest income and interest expense change during the fourth quarter of 2022?

Interest income of $33 million for the fourth quarter of 2022 increased $1 million sequentially. Interest expense of $121 million decreased $1 million sequentially.

6)	What is the difference between SLB’s consolidated income before taxes and pretax segment operating income?

The difference consists of corporate items, charges and credits, and interest income and interest expense not allocated to the segments as well as stock-based compensation expense, amortization expense associated with certain intangible assets, certain centrally managed initiatives, and other nonoperating items.

7)	What was the effective tax rate (ETR) for the fourth quarter of 2022?

The ETR for the fourth quarter of 2022, calculated in accordance with GAAP, was 19.6% as compared to 18.9% for the third quarter of 2022. Excluding charges and credits, the ETR for the fourth quarter of 2022 was 18.7%. There were no charges and credits in the third quarter of 2022.

8)	How many shares of common stock were outstanding as of December 31, 2022, and how did this change from the end of the previous quarter?

There were 1.420 billion shares of common stock outstanding as of December 31, 2022, and 1.418 billion shares outstanding as of September 30, 2022.

(Stated in millions)
Shares outstanding at September 30, 2022	1,418
Shares issued under employee stock purchase plan	—
Shares issued to optionees, less shares exchanged	1
Vesting of restricted stock	1

Shares outstanding at December 31, 2022	1,420

9)

What was the weighted average number of shares outstanding during the fourth quarter of 2022 and third quarter of 2022? How does this reconcile to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share?

The weighted average number of shares outstanding was 1.420 billion during the fourth quarter of 2022 and 1.418 billion during the third quarter of 2022. The following is a reconciliation of the weighted average shares outstanding to the average number of shares outstanding, assuming dilution, used in the calculation of diluted earnings per share.

	(Stated in millions)
	Fourth Quarter 2022	Third Quarter 2022
Weighted average shares outstanding	1,420	1,418
Unvested restricted stock	20	21
Assumed exercise of stock options	2	—

Average shares outstanding, assuming dilution	1,442	1,439

10)	What was SLB’s adjusted EBITDA in the fourth quarter of 2022, the third quarter of 2022, the fourth quarter of 2021, the full-year 2022, and the full-year 2021?

SLB’s adjusted EBITDA was $1.921 billion in the fourth quarter of 2022, $1.756 billion in the third quarter of 2022, and $1.381 billion in the fourth quarter of 2021, and was calculated as follows:

	(Stated in millions)
	Fourth Quarter 2022	Third Quarter 2022	Fourth Quarter 2021
Net income attributable to SLB	$1,065	$907	$601
Net income attributable to noncontrolling interests	18	12	10
Tax expense	264	215	144

Income before taxes	$1,347	$1,134	$755
Charges & credits	(63)	0	(18)
Depreciation and amortization	549	533	532
Interest expense	121	122	127
Interest income	(33)	(33)	(15)

Adjusted EBITDA	$1,921	$1,756	$1,381

SLB’s adjusted EBITDA was $6.462 billion in full-year 2022 and $4.925 billion in full-year 2021, and was calculated as follows:

	(Stated in millions)
	2022	2021
Net income (loss) attributable to SLB	$3,441	$1,881
Net income attributable to noncontrolling interests	51	47
Tax expense	779	446

Income before taxes	$4,271	$2,374
Charges & credits	(347)	(65)
Depreciation and amortization	2,147	2,120
Interest expense	490	529
Interest income	(99)	(33)

Adjusted EBITDA	$6,462	$4,925

Adjusted EBITDA represents income before taxes, excluding charges & credits, depreciation and amortization, interest expense, and interest income. Management believes that adjusted EBITDA is an important profitability measure for SLB and that it allows investors and management to more efficiently evaluate SLB’s operations period over period and to identify operating trends that could otherwise be masked. Adjusted EBITDA is also used by management as a performance measure in determining certain incentive compensation. Adjusted EBITDA should be considered in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.

11)	What were the components of depreciation and amortization expense for the fourth quarter of 2022, the third quarter of 2022, and the fourth quarter of 2021?

The components of depreciation and amortization expense for the fourth quarter of 2022, the third quarter of 2022, and the fourth quarter of 2021 were as follows:

	(Stated in millions)
	Fourth Quarter 2022	Third Quarter 2022	Fourth Quarter 2021
Depreciation of fixed assets	$347	$343	$345
Amortization of intangible assets	75	76	76
Amortization of APS investments	102	96	71
Amortization of exploration data costs capitalized	25	18	40

	$549	$533	$532

12)	What were the components of the pretax net credit of $63 million recorded during the fourth quarter of 2022 related to?

The components of the pretax net credits were as follows (in millions):

Gain on ADC equity investment(a)	$107
Gain on sale of Liberty shares(b)	84
Gain on repurchase of bonds(c)	11
Loss on Blue Chip Swap transactions(d)	(139)

$63

(a)

SLB has an investment in the Arabian Drilling Company (“ADC”), an onshore and offshore gas and oil rig drilling company in Saudi Arabia, that it accounts for under the equity method. During the fourth quarter of 2022, ADC completed an initial public offering (“IPO”). In connection with the IPO, SLB sold a portion of its interest in a secondary offering that resulted in SLB receiving net proceeds of $223 million. As a result of these transactions, SLB’s ownership interest in ADC decreased from 49% to approximately 34%. SLB recognized a gain of $107 million, representing the gain on the sale of a portion of its interest as well as the effect of the ownership dilution of its equity investment due to the IPO. This gain is classified in Interest & other income, net in the Consolidated Statement of Income.

(b)

During the fourth quarter of 2022, SLB sold 14.1 million of its shares in Liberty and received net proceeds of $218 million. This gain is classified in Interest & other income, net in the Consolidated Statement of Income. As of December 31, 2022, SLB had a 5% equity interest in Liberty.

(c)

During the fourth quarter of 2022, SLB repurchased $395 million of its 3.75% Senior Notes due 2024 and $409 million of its 4.00% Senior Notes due 2025 for $790 million, resulting in a gain of $11 million after considering the write-off of the related deferred financing fees and other costs. This gain is classified in Interest & other income, net in the Consolidated Statement of Income.

(d)

The Central Bank of Argentina maintains certain currency controls that limit SLB’s ability to access US dollars in Argentina and remit cash from its Argentine operations. A legal indirect foreign exchange mechanism exists, in the form of capital market transactions known as Blue Chip Swaps, which effectively results in a parallel US dollar exchange rate. This parallel rate, which cannot be used as the basis to remeasure SLB’s Argentine peso-denominated net monetary assets in US dollars under US GAAP, was approximately 93% higher than Argentina’s official exchange rate at December 31, 2022. During the fourth quarter of 2022, SLB entered into Blue Chip Swap transactions that resulted in a loss of $139 million. This loss is classified in Interest & other income, net in the Consolidated Statement of Income.

13)	How does SLB calculate ROCE (return on capital employed)?

SLB calculates ROCE as a ratio, the numerator of which is (a) net income, excluding charges and credits plus (b) after tax net interest expense, and the denominator of which is (x) stockholders’ equity, including non-controlling interests (average of beginning and end of each quarter in the year), plus (y) net debt (average of beginning and end of each quarter in the year). ROCE is a measure of the efficiency of our capital employed, and is a comprehensive indicator of long-term company and management performance.

About SLB

SLB (NYSE: SLB) is a global technology company driving energy innovation for a balanced planet. With a global presence in more than 100 countries and employees representing almost twice as many nationalities, we work each day on innovating oil and gas, delivering digital at scale, decarbonizing industries, and developing and scaling new energy systems that accelerate the energy transition. Find out more at slb.com.

*	Mark of SLB or an SLB company. Other company, product, and service names are the properties of their respective owners.
†	Alternate Path is a registered trademark of ExxonMobil Corp; technology licensed to SLB.

Conference Call Information

SLB will hold a conference call to discuss the earnings press release and business outlook on Friday, January 20, 2023. The call is scheduled to begin at 9:30 a.m. US Eastern Time. To access the call, which is open to the public, please contact the conference call operator at +1 (844) 721-7241 within North America, or +1 (409) 207-6955 outside North America, approximately 10 minutes prior to the call’s scheduled start time, and provide the access code 8858313. At the conclusion of the conference call, an audio replay will be available until February 20, 2023, by dialing +1 (866) 207-1041 within North America, or +1 (402) 970-0847 outside North America, and providing the access code 5784911. The conference call will be webcast simultaneously at www.slb.com/irwebcast on a listen-only basis. A replay of the webcast will also be available at the same website until February 20, 2023.

Investor Relations Contacts:

Ndubuisi Maduemezia – Vice President of Investor Relations

Joy V. Domingo – Director of Investor Relations

Office +1 (713) 375-3535

investor-relations@slb.com

Media Contacts:

Josh Byerly – Vice President of Communications

Moira Duff – Director of External Communications

Office +1 (713) 375-3407

media@slb.com

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This fourth-quarter and full-year 2022 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “precursor,” “forecast,” “outlook,” “expectations,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “scheduled,” “think,” “should,” “could,” “would,” “will,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; growth for SLB as a whole and for each of its Divisions (and for specified business lines, geographic areas, or technologies within each Division); oil and natural gas demand and production growth; oil and natural gas prices; forecasts or expectations regarding energy transition and global climate change; improvements in operating procedures and technology; capital expenditures by SLB and the oil and gas industry; our business strategies, including digital and “fit for basin,” as well as the strategies of our customers; our effective tax rate; our APS projects, joint ventures, and other alliances; our response to the COVID-19 pandemic and our preparedness for other widespread health emergencies; the impact of the ongoing conflict in Ukraine on global energy supply; access to raw materials; future global economic and geopolitical conditions; future liquidity; and future results of operations, such as margin levels. These statements are subject to risks and uncertainties, including, but not limited to, changing global economic and geopolitical conditions; changes in exploration and production spending by our customers, and changes in the level of oil and natural gas exploration and development; the results of operations and financial condition of our customers and suppliers; the inability to achieve its financial and performance targets and other forecasts and expectations; the inability to achieve our net-zero carbon emissions goals or interim emissions reduction goals; general economic, geopolitical, and business conditions in key regions of the world; the ongoing conflict in Ukraine; foreign currency risk; inflation; pricing pressure; weather and seasonal factors; unfavorable effects of health pandemics; availability and cost of raw materials; operational modifications, delays, or cancellations; challenges in our supply chain; production declines; the extent of future charges; the inability to recognize efficiencies and other intended benefits from our business strategies and initiatives, such as digital or SLB New Energy; as well as our cost reduction strategies; changes in government regulations and regulatory requirements, including those related to offshore oil and gas exploration, radioactive sources, explosives, chemicals, and climate-related initiatives; the inability of technology to meet new challenges in exploration; the competitiveness of alternative energy sources or product substitutes; and other risks and uncertainties detailed in this press release and our most recent Forms 10-K, 10-Q, and 8-K filed with or furnished to the Securities and Exchange Commission. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual results or outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our filings with the SEC. In addition, historical, current, and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and SLB disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events, or otherwise.

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